EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement (on Form S-8 No. 333-04583) pertaining to the Equifax 401(k) Plan of our report dated June 23, 2003, with respect to the financial statements of the Equifax 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2002.

ERNST & YOUNG

Atlanta, Georgia

June 23, 2003